Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-239655 and 333-251049) on Forms S-8 of our report dated February 24, 2022, with respect to the consolidated financial statements of Dun & Bradstreet Holdings, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

New York, New York
February 24, 2022